Exhibit 9.1

VOTING TRUST AGREEMENT

VOTING TRUST AGREEMENT (this “Agreement”) made as of the 6th day of February, 2009, by and between Pete R. Pizarro (hereinafter sometimes referred to, together with his successor in trust, as the “Trustee”), Stanford International Bank Ltd. (hereinafter sometimes referred to as the “Shareholder”), and, for purposes of certain provisions of this Agreement only, eLandia International Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, as of the date hereof, the Shareholder is the holder of the shares of common stock, par value $.00001 per share (the “Common Stock”), and the shares of preferred stock, par value $.00001 per share (the “Preferred Stock”), of eLandia International Inc., a Delaware corporation (the “Company”), set forth on Schedule 1 attached hereto. The shares of Common Stock and the shares of Preferred Stock identified on Schedule 1 are collectively referred to herein as the “Shares”;

WHEREAS, the Shareholder desires to grant the voting power with respect to the Shares and any Additional Shares (as defined below) of the Company beneficially owned or held of record by it or hereafter acquired to the Trustee in all matters on the terms and conditions set forth herein;

WHEREAS, the Trustee accepts the voting trust created hereby and has consented to act under this Agreement for the purposes hereinafter provided; and

WHEREAS, the parties intend that the voting trust created by this Agreement be a voting trust within the meaning of Section 218(a) of the General Corporation Law of the State of Delaware;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties hereto promise, covenant, undertake and agree as follows:

1. Creation of Voting Trust.

1.1 Deposit of Shares.

(a) Upon executing this Agreement, the Shareholder shall deposit with the Trustee one or more certificates representing the Shares listed on Schedule 1 hereto, and shall also deposit with the Trustee immediately upon receipt certificates representing any other shares of capital stock of any class or series of the Company having voting powers which it acquires during the term of this Agreement, including any such shares acquired through the exercise of any options, warrants, conversion or as dividends (any such additional shares of capital stock of the Company having voting powers being “Additional Shares”).

(b) In the event the Shareholder has the right to purchase or acquire any Additional Shares, and the Shareholder desires to exercise such option, warrant, conversion or other such right, then the Shareholder shall notify the Trustee in writing of the intended acquisition of such Additional Shares at least ten days prior thereto.

(c) In the event that the Trustee is offered or has the right to subscribe for any additional shares or other securities of the Company in his capacity as the holder of record of the Deposited Shares (as defined below), the Trustee shall promptly (and in any event within 2 business days) notify the Shareholder in writing of such subscription rights; provided, however, such notice shall be given not less than 5 business days prior to the Trustee taking any action on such subscription. If the Trustee receives from the Shareholder, at least 10 business days prior to the time fixed for the expiration of such subscription rights, a written direction to the Trustee to exercise the subscription rights allocable to the Shares beneficially owned by the Shareholder, accompanied by sufficient funds to pay for the exercise of such subscription rights, then upon full and complete compliance by the Shareholder with all other terms and conditions of such subscription, the Trustee shall make such purchase and payment for such shares or other securities. The Trustee shall deliver such shares or securities to the Shareholder unless such shares or other securities are Additional Shares, in which case such securities will be held by the Trustee under the terms of this Agreement and shall be deemed deposited with the Trustee in accordance with this Agreement and be considered to be Deposited Shares (as defined below). In the event Shareholder declines to cause the Trustee to exercise such subscription rights, the Trustee may not, and shall not, exercise such subscription rights on his own behalf or for the benefit of any other person.

1.2 Reissue of Certificates in the Name of the Trustee. All certificates representing Shares and Additional Shares deposited with the Trustee pursuant to this Agreement (“Deposited Shares”) shall be so endorsed, or accompanied by such instruments of transfer as to enable the Trustee to cause such certificates to be transferred into the name of the Trustee, together with such sums as are necessary to pay any taxes imposed on the transfer of such shares. All certificates for the Shares or Additional Shares transferred and delivered to the Trustee pursuant hereto shall be surrendered by the Trustee to the Company and canceled and new certificates therefor shall be issued to and held by the Trustee in his own name in his capacity as Trustee hereunder. Such new certificates shall bear a legend indicating that the shares represented thereby are issued pursuant and subject to this Agreement and a notation of such legend shall be placed in the stock transfer ledger of the Company.

1.3 Trust Certificates. Upon receipt by the Trustee of the certificates for the Deposited Shares and the transfer of the same into the name of the Trustee, the Trustee shall hold the Deposited Shares subject to the terms of this Agreement and shall issue and deliver to the Shareholder voting trust certificates representing its interest in such Deposited Shares deposited pursuant hereto (“Voting Trust Certificate”). Each Voting Trust Certificate to be issued and delivered by the Trustee in respect of the Deposited Shares shall state the number and class or series of shares which it represents, shall be signed by the Trustee, and shall be in substantially the same form as Exhibit A attached hereto and bear the restrictive legends set forth thereon.

1.4 Inspection of Agreement. A copy of this Agreement shall be filed in the registered office of the Company in the State of Delaware and shall be available for inspection by the Company’s stockholders and all beneficiaries of the trust during normal business hours.

2. Dividends and Other Distributions.

2.1 Dividends and Distributions. If any dividend or other distribution in respect of the Deposited Shares is paid other than in Additional Shares, then the Trustee hereby assigns the right to receive any such dividend or distribution to the holders of outstanding Voting Trust Certificates and the Company shall directly distribute the same to the holders of outstanding Voting Trust Certificates registered as such at the close of business on the record date for such distribution and the Trustee shall have no rights to such dividends. Such distribution shall be made to such holders of Voting Trust Certificates ratably, in accordance with the number of shares of capital stock of the Company on which the dividend was declared represented by their respective Voting Trust Certificates.

2.2 Stock Dividends. If any dividend in respect of the Deposited Shares is paid, in whole or in part, in Additional Shares, the Trustee shall likewise hold, subject to the terms of this Agreement, the stock certificates that are received by it on account of such dividend (and such dividend so held will be considered to be Deposited Shares), and the holder of each outstanding Voting Trust Certificate representing stock on which such dividend has been paid shall be entitled to receive a Voting Trust Certificate issued under this Agreement for the number of shares and class or series of stock received as such dividend with respect to the shares represented by such Voting Trust Certificate. Holders entitled to receive the Voting Trust Certificates issued in respect of such dividends shall be those registered as such on the transfer books of the Trustee at the close of business on the record date for such dividend.

3. Transfer of Certificates.

3.1 Transfer Restrictions. During the term of this Agreement, the sale, assignment, donation, gift, pledge, encumbrance, restriction, grant of a security interest in, hypothecation or other transfer or disposition of (each, a “Transfer”) any Voting Trust Certificate shall be subject to any restrictions, provisions, and conditions applicable to the Deposited Shares which it represents, whether imposed by law or any other agreements among the parties hereto. Any attempted transfer in violation of such restrictions, provisions, and other conditions shall be void ab initio and the Trustee shall not register such transfer or recognize the intended transferee as the holder of the Voting Trust Certificate for any purpose. To the extent permitted by law, Voting Trust Certificates shall not be subject to attachment, garnishment, judicial order, levy, execution, or similar process, however instituted, for satisfaction of a judgment or otherwise.

3.2 Permitted Transfers. Subject to the provisions hereof of this Agreement, the Voting Trust Certificates shall be transferable on the books of the Trustee, at such office as the Trustee may designate, by the registered owner thereof, either in person or by attorney duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustee, and the Trustee may treat the registered holder as owner thereof for all purposes whatsoever, but it shall not be required to deliver new Voting Trust Certificates hereunder without the surrender of such existing Voting Trust Certificates.

3.3 Lost Voting Trust Certificates. If a Voting Trust Certificate is lost, stolen, mutilated or destroyed, the Trustee, in its discretion, may issue a duplicate of such certificate upon receipt of (a) evidence of such fact satisfactory to it; (b) indemnity satisfactory to it, including, without limitation, an indemnity bond, sufficient in the judgment of the Trustee, to protect the Trustee, or any agent, from any loss which it may suffer if a Voting Trust Certificate is replaced; (c) the existing Voting Trust Certificate, if mutilated; and (d) its reasonable fees and expenses in connection with the issuance of a new Voting Trust Certificate.

4. Rights, Powers and Duties of Trustee.

4.1 Ownership of Deposited Shares; Transfer of Deposited Shares.

(a) Until the actual delivery to the holders of Voting Trust Certificates issued hereunder of stock certificates in exchange therefor, and until the surrender of the Voting Trust Certificates representing such shares for cancellation, in each case in accordance with the terms of this Agreement, title to all Deposited Shares shall be vested in the Trustee and the Trustee shall possess and be entitled, in the Trustee’s absolute discretion, to exclusively exercise all the rights and powers of an absolute owner of the Deposited Shares, subject to the terms hereof, including, but not limited to, the right to: (i) vote the Deposited Shares, (ii) take part in meetings of the stockholders of the Company, and (iii) to take part in or consent to any stockholders’ action of any kind whatsoever, whether ordinary or extraordinary; provided, however, that except as otherwise provided in this Agreement, the Trustee shall not Transfer the Deposited Shares held in the voting trust pursuant hereto (provided that this restriction shall not constitute a restriction upon the transfer of any Voting Trust Certificate for purposes of Section 3.1 hereof). Notwithstanding the foregoing, the Trustee shall Transfer 1,801,740 shares of Common Stock to the Company in the event necessary for the Shareholder to comply with Section 3 of that certain Additional Modification Agreement dated the date hereof by and between the Company and the Shareholder.

(b) Notwithstanding the foregoing, at any time following the end of the 30-month period following the date hereof and upon receipt of a written instruction from the Shareholder to transfer Deposited Shares and in accordance with such instructions, the Trustee shall Transfer (for the benefit of the Shareholder) during any three month period during the term hereof an amount of Deposited Shares equivalent to one percent (1%) of the then total outstanding shares of Common Stock, provided that such Transfers are otherwise made in compliance with the limitations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended, and subject to any limitations contained in other agreements entered into by the Shareholder. The funds or other consideration payable with respect to any such Transfer shall be payable directly to the Shareholder and upon any such Transfer contemplated by this Section 4.1(b), the Voting Trust Certificates shall be cancelled and stock certificates shall be issued to the Transferee with respect to the Deposited Shares so Transferred, and this Agreement shall no longer apply with respect to such Deposited Shares.

(c) In the event of a going private transaction during the term of this Agreement, pursuant to which an entity to which the Trustee, acting as an individual, contributes shares of Common Stock of the Company, enters into a merger agreement with the

Company that (x) provides for the payment of cash, notes or other assets to the non-affiliated shareholders of the Company in lieu of common stock in the surviving entity and (y) provides for the delivery of common stock of the acquisition entity to the affiliated shareholders of the Company in exchange for their common stock of the Company, the Deposited Shares will be Transferred to the acquisition entity on or before the time that the merger agreement is executed; provided that as a condition to the Transfer of the Deposited Shares, the acquisition entity shall agree to transfer the Deposited Shares back to the Trustee in exchange for the common stock of the acquired entity in the event the stockholders of the Company do not approve such going private transaction or the merger agreement is otherwise terminated. The securities of the acquisition entity received in exchange for the Deposited Shares will remain subject to the terms of this Agreement for the duration of the term hereof.

4.2 Right to Vote Deposited Shares.

(a) Except as otherwise provided herein, it shall be the duty of the Trustee, and he or she shall have full power and authority, to represent the Shareholder (and/or any transferee of Voting Trust Certificates from the Shareholder in accordance with this Agreement), and to vote the Deposited Shares, as in the judgment of the Trustee may be for the best interest of the Company, at all meetings of the stockholders of the Company (or actions to be taken by written consent of the stockholders), in the election of directors and on any and all matters and questions which may be brought before such meetings, as fully as any stockholder might do if personally present. The Trustee may vote the Deposited Shares in person or by such persons as are selected as his or her proxy. Notwithstanding the foregoing, if at any time during the term hereof a successor Trustee is appointed, then the successor Trustee shall vote the Deposited Shares on any and all matters and questions which require a vote of the stockholders of the Company in accordance with and in the same proportion as the holders of the remaining outstanding shares of Common Stock present and voting at any meeting of stockholders.

(b) At all times during the term hereof, the Trustee (and any successor Trustee, if applicable) shall vote the Deposited Shares with respect to any of the following matters (and the Company shall require a stockholder vote on such matters whether or not such matters otherwise require or otherwise involve a vote of the stockholders of the Company) in accordance with and in the same proportion as the holders of the remaining outstanding shares of Common Stock present and voting at any meeting of stockholders: (i) the sale of the Company whether by merger, consolidation, sale of all or substantially all the assets or other similar transaction; and (ii) if the Company desires to increase the amount of shares of Common Stock issuable pursuant to any stock option or other equity plan in an amount exceeding the greater of (A) 9,500,000 shares of Common Stock or (B) 15% of the total amount of outstanding Common Stock of the Company, each on a Fully-Diluted Basis (as defined below). As used herein, “Fully-Diluted Basis” means, with respect to any calculation of the number of shares of Common Stock at any time, the sum of: (x) the number of shares of Common Stock outstanding at such time (other than shares held by the Company so long as such shares remain treasury shares); plus (y) the aggregate number of shares of Common Stock issuable upon the exercise, conversion or exchange, as the case may be, of all Rights (as defined below) outstanding at such time, regardless of whether such Rights are then exercisable, convertible or exchangeable and regardless of whether the consideration given up by the holder of any such Right in connection with the exercise, conversion or exchange thereof would exceed the value of the Common Stock received upon such exercise, conversion or exchange. As used herein, “Rights” means and includes: (w) any warrant or any option (including employee stock options) to acquire any Common Stock; (x) any right issued to holders of the Common Stock, or any class thereof, permitting the holders thereof to subscribe to additional Common Stock (pursuant to a rights offering or otherwise); (y) any right to acquire Common Stock pursuant to the provisions of any security convertible or exchangeable into Common Stock (including an option or any convertible preferred stock); and (z) any similar right permitting the holder thereof to subscribe for or purchase Common Stock.

(c) Notwithstanding anything to the contrary contained in this Agreement, at all times during the term hereof, the Trustee (and any successor Trustee, if applicable) shall vote the Deposited Shares that are Preferred Stock with respect to any matter set forth in Section 1(c) of the Amended and Restated Certificate of Designations for the Series B Convertible Preferred Stock in accordance with the written instruction of the Shareholder.

(d) Except as set forth above, it is understood and agreed that the holders of Voting Trust Certificates shall not have any right, either under said Voting Trust Certificates or under this Agreement, or under any agreement express or implied, or otherwise, with respect to any Deposited Shares held by the Trustee hereunder, to vote such Deposited Shares or to take part in or consent to any corporate action, or to do or perform any other act or thing which the holders of the Common Stock or Preferred Stock are now or may hereafter become entitled to do or perform by virtue of their being stockholders of the Company

4.3 Trustee Liability. To the fullest extent permitted by law, in voting or otherwise acting under this Agreement with respect to the Deposited Shares, the Trustee shall not incur any liability in its capacity as a stockholder or as a trustee, or individually or otherwise, in voting the Deposited Shares held hereunder or any matter or act committed or omitted to be done under or in connection with this Agreement, or for any vote or act committed or omitted to be done by any predecessor or successor Trustee, except for such Trustee’s individual willful malfeasance or gross negligence. The Trustee shall not be required to give any bond or other security for the discharge of the Trustee’s duties under this Agreement.

4.4 Records; Accounting. The Trustee shall maintain, or cause to be maintained, complete and accurate records of all the Deposited Shares deposited hereunder, the identity, address, and ownership of the Shareholder (or any transferee of Voting Trust Certificates), and all Voting Trust Certificates issued by the Trustee. The Trustee shall provide any such records to the Company for purposes of any dividend or distribution pursuant to Section 2.1 of this Agreement. Such records shall be open to inspection by the Shareholder or other party to or beneficiary under this Agreement on reasonable notice during business hours. The Trustee shall not be required to make any returns or render any accounting to any court while acting under this Agreement, nor to secure any orders therefrom or file any appraisals or inventories therewith, but shall, as the Trustee may deem advisable, render an accounting with respect to such trust (covering the period from the date of the next preceding accounting) to the Shareholder.

5. Compensation, Indemnification, and Reimbursement of the Trustee. The Trustee shall serve without compensation. The Trustee shall have the right to incur and pay such reasonable expenses and charges and to employ and pay such agents, attorneys, and counsel as he may deem necessary and proper. The holders of outstanding Voting Trust Certificates, pro rata in accordance with their interests at the time of the relevant payment, shall reimburse the Trustee and indemnify, defend, and hold the Trustee harmless for and against any and all claims, costs, charges, expenses, losses, liabilities, and damages (other than those for which he is responsible under this Agreement) incurred by him in the administration of this trust or in the exercise of any power conferred upon the Trustee by this Agreement. Nothing herein contained shall disqualify any Trustee or any successor Trustee, or any firm in which he is interested, from serving the Company or any of its subsidiaries as an officer or director or in any other capacity, holding any class of stock in the Company, becoming a creditor of the Company, or otherwise dealing with it in good faith, voting for himself as a director of the Company in any election thereof, or taking any other action as a Trustee hereunder in connection with any matter in which such Trustee has any direct or indirect interest, including, without limitation, the right to become financially interested in any matter or transaction to which the Company or any of its subsidiaries may be a party, and the right to contract with or become financially interested in any subsidiary of the Company as fully and freely as though the Trustee were not the Trustee hereunder.

6. Additional and Successor Trustees; Resignation of Trustee.

6.1 Appointment of Successor Trustee. Upon such time as the initial Trustee shall cease to be the Chief Executive Officer of the Company (or upon the resignation, death, disability, bankruptcy of, or breach of this Agreement by, Trustee), then a federally chartered or other nationally recognized trust company shall, upon application by the Company or the Shareholder and upon acceptance of the trust, serve as the Trustee. Each such appointment shall be made by delivering to the holders of the Voting Trust Certificates (i) a written notice of such appointment and (ii) a written acceptance thereof signed by the appointee. Any compensation required by a successor Trustee to serve as a successor Trustee shall be paid by the Company.

6.2 Additional and Successor Trustees. Subject to Section 4.2, the rights, powers and privileges of each successor Trustee named hereunder shall be possessed by any successor Trustee with the same effect as though such successor had originally been a party to this Agreement. The Trustee shall affix his signature to this Agreement and each successor Trustee appointed pursuant to this Section 6 shall accept appointment or election hereunder by affixing its signature to this Agreement at the time it becomes a Trustee hereunder. By affixing their signatures to this Agreement, the Trustee and each successor Trustee agree to be bound by the terms hereof. Except where reference is specifically made to the successor Trustee or initial Trustee hereunder, reference in this Agreement to “Trustee” means the Trustee or Trustees at the time acting in that capacity, whether an initial Trustee or any additional or successor Trustee.

6.3 Resignation of Trustee. Any Trustee may resign at any time by delivering a written notice of such resignation prior to the effective date thereof to the holders of the Voting Trust Certificates then outstanding and to the Company.

7. Termination of this Agreement; Amendment.

7.1 Term. This Agreement and all the rights and obligations under this Agreement shall terminate upon the earlier of (a) the expiration of five years from the date of this Agreement, (b) the consummation of a transaction described in Section 4.2(b)(i) hereof or a transaction which results in a change in control of the Company, or (c) the date upon which Shareholder owns less than 25% of the Common Stock of the Company on a Fully-Diluted basis. As used herein, “change in control” shall mean the acquisition by a person, entity or affiliated group (other than Shareholder or Trustee, in his or its capacity as such) of more than 50% of the voting power of the voting stock of the Company.

7.2 Voting Trust Irrevocable. Except as otherwise provided in this Agreement, the trust created by this Agreement is hereby expressly declared to be irrevocable.

7.3 Amendments. This Agreement may be amended at any time by a writing which refers to this Agreement and is executed by the Shareholder and the Trustee. A copy of any such amendment shall be filed in the registered office of the Company in the State of Delaware.

8. Termination Procedure.

8.1 Termination Notice; Cessation of Rights. Upon the termination of the voting trust at any time, in accordance with Section 7 of this Agreement, the Trustee shall mail written notice of such termination to the Company and to the registered owners of the outstanding Voting Trust Certificates, at the addresses appearing on the transfer books of the Trustee. From the date specified in any such notice (which date shall be fixed by the Trustee) the Voting Trust Certificates shall cease to have any effect, and the holders of such Voting Trust Certificates shall have no further rights under this voting trust other than to receive certificates for Deposited Shares of the Company or other securities or property distributable under the terms hereof upon the surrender of such Voting Trust Certificates.

8.2 Delivery of Stock Certificates.

(a) Within 10 days after the termination of this voting trust, the Trustee shall deliver to the registered holders of all Voting Trust Certificates outstanding as of the date of such termination, stock certificates for the number of shares of such class or classes or series of the Company’s capital stock represented thereby as to which they shall be entitled upon the surrender for cancellation of such Voting Trust Certificates, properly endorsed or accompanied by properly endorsed instruments of transfer, if appropriate, at the place designated by the Trustee, and after payment, if the Trustee so require, by the persons entitled to receive such stock certificates, of a sum sufficient to cover any stamp tax or governmental charge in respect of the transfer or delivery of such stock certificates. Such certificates or shares shall bear such legend referring to the restrictions on transfer of such shares as may be required by law or otherwise. Thereupon, all liability of the Trustee for delivery of such certificates of shares shall terminate, and the Voting Trust Certificates representing the beneficial interest in the shares so delivered by the Trustee shall be null and void.

(b) If upon such termination, one or more registered holders of outstanding Voting Trust Certificates shall fail to surrender such Voting Trust Certificates, or the Trustee for any reason shall be unable to comply with the provisions of the preceding paragraph, the Trustee may, at any time subsequent to 30 days after the termination of this Agreement, deposit with the Company stock certificates representing the number of shares of capital stock represented by such Voting Trust Certificates, together with written instructions authorizing the Company to deliver such stock certificates in exchange for Voting Trust Certificates representing a like interest in the capital stock of the Company; and upon such deposit, all further liability of the Trustee for the delivery of such stock certificates and the delivery or payment of dividends upon surrender of the Voting Trust Certificates shall cease, and the Trustee shall not be required to take any further action hereunder.

9. Notices. Except as otherwise provided in this Agreement, all notices, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given, (a) when delivered personally, (b) on the third business day after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, or (c) on the first business day after being sent by a nationally recognized overnight express courier service, to a party addressed as follows: (i) if to the Company, to its registered agent or if none, then in accordance with applicable law on service of legal process on the Company, to the attention of the Chief Executive Officer, or at such other address, or to the attention of such other officer, as the Company shall have furnished to the other parties hereto in writing, or (ii) if to the Trustee, at the address specified on the signature pages attached hereto or such other address as the Trustee shall have furnished to the other parties hereto in writing, or (iii) if to the Shareholder, at the address specified on Schedule I attached hereto, or at such other address as the Shareholder shall have furnished to the other parties hereto in writing. Any party may change the names and addresses to which such communications are to be directed by giving notice to the other party of such change in the manner provided above.

10. Additional Beneficiaries. Any future owner of fully paid shares of capital stock or other voting securities of the Company may at any time become a party to this Agreement as a Shareholder with the same force and effect as though such person had originally been a party to this Agreement. Each such person shall respectively become a Shareholder by depositing with the Trustee certificates for the shares of capital stock or other securities of the Company held by such person in accordance with the provisions of Section 1.1 of this Agreement. All shares of capital stock or other voting securities of the Company that may be deposited pursuant to this Section 10 also shall be deemed to be Deposited Shares.

11. Relationships Created Hereunder. The trust created by this Agreement is not intended to be, and shall not be treated as, a general partnership, limited partnership, joint venture, corporation, or joint stock company or association. The relationship of the Shareholder and holder of a Voting Trust Certificate to the Trustee shall be solely that of beneficiary of the trust created by this Agreement and the rights of the beneficiary and the Trustee shall be limited to those conferred upon them by this Agreement and applicable law.

12. Specific Performance. The parties hereto agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement and that this Agreement may be enforced by injunctive or other equitable relief.

13. Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the successors, assigns, and legal representatives of the parties, including, without limitation, any assignee of the interest of a Shareholder in the Deposited Shares or the Voting Trust Certificates.

14. Entire Agreement. This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and supersedes all prior contracts, arrangements, communications, discussions, representations, and warranties, whether oral or written, between the parties relating to the subject matter of this Agreement.

15. Headings. The descriptive headings of the articles and sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

16. Governing Law. This Agreement is to be governed by, and constructed in accordance with, the laws of the State of Delaware, is to take effect as a sealed instrument, and is binding upon and inures to the benefit of the parties hereto and their successors and assigns. The invalidity or non-enforceability of any term or provision of this Agreement or of any Voting Trust Certificate shall in no way impair or affect the balance hereof or thereof, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute but one and the same instruments.

[Signatures on Next Page]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRUSTEE:

By:	/s/ Pete R. Pizarro
Pete R. Pizarro
Trustee

Address:	133 Sevilla Avenue
Coral Gables, FL 33134

SHAREHOLDER:

Stanford International Bank Ltd.

By:	/s/ James M. Davis
Name:	James M. Davis
Title:	Chief Financial Officer

Solely for purposes of agreeing to be bound by Section 2.1, Section 4.2(b) and 6.1 of this Agreement

COMPANY:

eLandia International Inc.

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

Schedule 1

Shareholder

Name & Address	Shares Held	Certificate Numbers

Stanford International Bank Ltd.
No. 11 Pavilion Drive
St. John’s, Antigua
West Indies

Exhibit A

Form of Voting Trust Certificate

No.

THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OF THIS VOTING TRUST CERTIFICATE OR THE DEPOSITED SHARES (AS DEFINED IN THE AGREEMENT) REFERRED TO HEREIN IS SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE VOTING TRUST AGREEMENT DESCRIBED IN THIS CERTIFICATE AND PURSUANT TO WHICH THIS CERTIFICATE IS ISSUED. THIS CERTIFICATE AND SUCH DEPOSITED SHARES ARE SUBJECT TO AND MAY BE TRANSFERRED OR ENCUMBERED ONLY IN ACCORDANCE WITH SUCH AGREEMENT, A DUPLICATE OF WHICH IS ON FILE IN THE REGISTERED OFFICE OF ELANDIA INTERNATIONAL INC. IN THE STATE OF DELAWARE.

The undersigned, the Trustee under a Voting Trust Agreement dated February 6, 2009 (the “Agreement”), having received                             (             ) [common] [preferred] shares of ELANDIA INTERNATIONAL INC., a Delaware corporation (the “Company”), hereby certifies that STANFORD INTERNATIONAL BANK LTD. (“Holder”) will be entitled to receive a certificate for such number of shares of the Company upon the termination of the Agreement, and in the interval shall, subject to the terms of the Agreement, be entitled to receive payments equal to the dividends or distributions (other than in Additional Shares as defined in the Agreement), if any, that may be received by the Trustee upon such number of shares held by the Trustee under the Agreement.

This certificate is transferable only upon the books of the Trustee by the Holder or his or her duly authorized attorney, and the Holder, by accepting this certificate, agrees that the undersigned Trustee may treat the Holder as the true owner for all purposes, except the delivery of share certificates, which delivery will be made only upon the surrender in accordance with the terms of the Agreement.

Every transferee of this certificate (other than the Company), by acceptance of this certificate, shall become a party to such Agreement as a Shareholder with like effect as though an original party the Agreement.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN APPROPRIATE AND EFFECTIVE REGISTRATION STATEMENT, UNLESS THE TRUSTEE HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH SALE OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

IN WITNESS WHEREOF, the Trustee has executed this certificate, this          day of                 , 200    .

TRUSTEE:

Trustee